Exhibit 99.2
LPA Holding Corp. and La Petite Academy, Inc. Announce Results for the Twelve Weeks and Twenty-eight Weeks Ended January 14, 2006 in Advance of a Conference Call
“We are pleased to report that the momentum La Petite developed in fiscal 2005 after implementing our new early preschool and preschool curriculum has continued into the first half of 2006,” said Gary Graves, President and Chief Executive Officer.
Revenue was $93.9 million for the twelve weeks ended January 14, 2006 (second quarter fiscal 2006), representing an increase of $6.9 million, or 8%, from net revenue of $87.0 million for the twelve weeks ended January 15, 2005 (second quarter fiscal 2005). Revenue was $216.5 million for the twenty-eight weeks ended January 14, 2006 (year to date fiscal 2006), representing an increase of $17.1 million, or 8.6%, from net revenue of $199.4 million for the twenty-eight weeks ended January 15, 2005 (year to date fiscal 2005).
At the end of the second quarter of fiscal year 2006, La Petite operated 650 schools compared to 645 at the end of the second quarter of fiscal year 2005. Full-time equivalent (FTE) attendance was up 3.9% and 5.3% for the 12 and 28 weeks ended January 14, 2006, respectively. This increase was primarily driven by increases in our preschool programs. Management attributes much of the increase in FTE attendance to the Company’s continued focus on preschool education. Average weekly FTE tuition rates were up 4.0% and 3.2% for the 12 and 28 weeks ended January 14, 2006, respectively. The increases in average weekly FTE tuition rates were principally due to selective price increases that were put into place based on geographic market conditions and class capacity utilization.
Operating income was $4.4 million for the second quarter of fiscal 2006, representing a decrease of $0.3 million, from $4.7 million for the second quarter of fiscal 2005. Operating income was $5.3 million for year to date fiscal 2006, representing an increase of $1.8 million, from $3.5 million for the year to date fiscal 2005.
Capital expenditures and acquisition costs were $4.3 million for the twenty-eight weeks ended January 14, 2006 compared to $5.4 million in the same period of 2005. Cash provided by operating activities was $3.8 million for the twenty-eight weeks ended January 14, 2006 compared to cash used for operating activities of $3.3 million for the twenty-eight weeks ended January 15, 2005.
Adjusted EBITDA, which is defined below, decreased to $6.7 million in the twelve weeks ended January 14, 2006 compared to $6.8 million for the twelve weeks ended January 15, 2005. Adjusted EBITDA increased to $11.8 million in the twenty-eight weeks ended January 14, 2006 compared to $8.5 million for the comparable period of fiscal 2005.
“Strong revenue growth of 8.0% and 8.6% for the second quarter and year to date, respectively combined with improved margins resulted in a significant increase in both operating income and Adjusted EBITDA on a year to date basis. For the second quarter, the increase in revenue growth was offset by increased benefit costs and bonus accruals,” said Gary Graves, President and Chief Executive Officer

“We are most pleased with the increased enrollments, as we believe it indicates that our focus on education has struck a chord with consumers.”
“We believe that parents are choosing La Petite for its early education program and that parents now understand preschool and pre-kindergarten are important in the development of their children so they are ready for school.”
This press release contains a discussion of Adjusted EBITDA, which, according to applicable SEC rules, is a “non-GAAP financial measure” of La Petite’s historical performance that is different from measures calculated and presented in accordance with GAAP. La Petite defines Adjusted EBITDA as net income (loss) plus restructuring charges (recoveries), asset impairments, interest expense, interest income, depreciation and amortization and income taxes. Adjusted EBITDA is not a measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of Adjusted EBITDA to the most directly related comparable GAAP measure is attached below. La Petite believes Adjusted EBITDA is useful as a tool to analyze and compare La Petite on the basis of operating performance and ability to service its existing debt. In addition, management of La Petite uses Adjusted EBITDA to analyze internal performance and to calculate awards of any bonuses. However, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP. Adjusted EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies.
Selected Financial Data
The following tables set forth selected financial data derived from La Petite’s unaudited financial statements filed with its Quarterly Report on Form 10-Q for the twelve and twenty-eight weeks January 14, 2006 and audited financial statements filed with its Annual Report on Form 10-K for the fiscal year ended July 2, 2005.

Condensed Consolidated Balance Sheets (in thousands)

	January 14,	July 2,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$6,213	$5,967
Accounts receivable, net of allowances	10,290	12,676
Other current assets	12,061	10,494

Total current assets	28,564	29,137
Property and equipment, net	35,865	38,154
Other assets	10,450	10,364

Total assets	$74,879	$77,655

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$617	$1,014
Other current liabilities	56,070	53,547

Total current liabilities	56,687	54,561
Long-term debt and capital lease obligations	190,982	191,370
Other long-term liabilities	8,932	8,102
Series A 12% mandatorily redeemable participating preferred stock	98,794	91,699

Total liabilities	355,395	345,732
Series B 5% convertible redeemable preferred stock	25,601	24,935
Total stockholders’ deficit	(306,117)	(293,012)

Total liabilities and stockholders’ deficit	$74,879	$77,655

Condensed Consolidated Statement of Operations (in thousands)

	12 Weeks	16 Weeks
	Ended	Ended
	January 14, 2006	January 15, 2005
Revenue	$93,914	$86,972
Operating expenses:
Salaries, wages and benefits	53,995	48,975
Facility lease expense	11,194	10,780
Depreciation and amortization	2,323	2,178
Restructuring charges	45	1
Asset impairments	—	—
Provision for doubtful accounts	484	410
Other	21,492	19,980

Operating income (loss)	4,381	4,648
Interest expense, net (1)	7,657	7,160
Provision for income taxes	3	17

Net loss	$(3,279)	$(2,529)

Adjusted EBITDA Reconciliation (in thousands)

	12 Weeks	12 Weeks
	Ended	Ended
	January 14,	January 15,
	2006	2005
Net loss	$(3,279)	$(2,529)
Provision for income taxes	3	17
Interest expense, net	7,657	7,160
Depreciation and amortization	2,323	2,178
Asset impairments	—	—

EBITDA	6,704	$6,826
Restructuring charges	45	1

Adjusted EBITDA	$6,749	$6,827

[1]	Interest expense, net includes dividends and accretion on Series A 12% mandatorily redeemable participating preferred stock for the twelve week periods ended January 14, 2006 and January 15, 2005 of $3.1 million and $2.7 million, respectively. While these preferred shares of stock are mandatorily redeemable, the current credit agreement does not permit redemption without prior lender consent.

Condensed Consolidated Statement of Operations (in thousands)

	28 Weeks	28 Weeks	52 Weeks
	Ended	Ended	Ended[2]
	January 14, 2006	January 15, 2005	January 14, 2006
Revenue	$216,498	$199,344	$411,146
Operating expenses:
Salaries, wages and benefits	125,014	114,856	231,826
Facility lease expense	25,977	24,920	48,194
Depreciation and amortization	6,357	5,030	10,825
Restructuring charges (reversals)	121	(41)	284
Asset impairments	—	—	1,174
Provision for doubtful accounts	864	841	1,549
Other	52,866	50,205	96,592

Operating income	5,299	3,533	20,702
Interest expense, net[3]	17,730	16,594	32,336
Provision for income taxes	7	55	32

Net loss	$(12,438)	$(13,116)	$(11,666)

Adjusted EBITDA Reconciliation (in thousands)

	28 Weeks	28 Weeks	52 Weeks
	Ended	Ended	Ended[1]
	January 14,	January 15,	January 14,
	2006	2005	2006
Net loss	$(12,438)	$(13,116)	$(11,666)
Provision for income taxes	7	55	32
Interest expense, net	17,730	16,594	32,336
Depreciation and amortization	6,357	5,030	10,825
Asset impairments	—	—	1,174

EBITDA	11,656	8,563	$32,701
Restructuring charges	121	(41)	284

Adjusted EBITDA	$11,777	$8,522	$32,985

[2]	Represents condensed consolidated statement of operations data for the 52 weeks ended July 2, 2005 minus the condensed consolidated statement of operations data for the 28 weeks ended January 15, 2005 plus the condensed consolidated statement of operations data for the 28 weeks ended January 14, 2006.

[3]	Interest expense, net includes dividends and accretion on Series A 12% mandatorily redeemable participating preferred stock for the twenty eight week periods ended January 14, 2006 and January 15, 2005 and the 52 weeks ended January 14, 2006 of $7.1 million, $6.2 million and $12.7 million, respectively. While these preferred shares of stock are mandatorily redeemable, the current credit agreement does not permit redemption without prior lender consent.

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding our future growth and profitability, growth strategy and trends in the industry in which we operate. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. We can give no assurance that such forward-looking statements will prove to be correct. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are changes in economic, operational, demand or competitive factors, governmental actions and the additional factors and risks contained in La Petite’s Annual Report on Form 10-K for the year ended July 2, 2005 filed with the SEC on September 30, 2005.
ABOUT LA PETITE ACADEMY – La Petite Academy is one of the leading for-profit preschool providers in the United States based on the number of schools operated. La Petite Academy provides center-based educational services and childcare to children between the ages of six weeks and 12 years. La Petite Academy also operates Montessori schools that employ the Montessori method of teaching, a classical approach that features the programming of tasks with materials presented in a sequence dictated by each child’s capabilities. For additional information, visit www.lapetite.com.
For additional information with respect to the La Petite’s financial performance for the twelve and twenty-eight weeks ended January 14, 2006, please see the unaudited financial statements, including the notes thereto, and management’s discussion and analysis of financial condition and results of operations in the company’s previously filed Quarterly Report on Form 10-Q.
Chicago, Illinois, March 3, 2006 – As previously announced, LPA Holding Corp. and La Petite Academy, Inc. (together, “La Petite”) will conduct a conference call to discuss information included in its recently filed Quarterly Report on Form 10-Q for the twelve and twenty-eight weeks ended January 14, 2006 and related matters at 1:00 PM EST on Friday, March 3, 2006. Participants in the United States and Canada can access the conference call by calling 877-865-1905, using the access code 6056966, or internationally by calling 706-758-9741 and using the same access code 6056966. Participants are encouraged to dial-in at least ten minutes prior to the start of the teleconference.
Following the call’s completion, an audio replay will be available by calling 800-642-1687 or 706-645-9291 and will remain open for a period of one week. An audio web replay will be available on the company’s website: www.lapetite.com beginning Friday, March 10, 2006.